Exhibit A

100 Summer Street

Boston, Massachusetts 02110-2131

(617) 345-1000

Fax: (617) 345-1300

Direct Dial: (617) 345-1150

Direct Fax: (866) 947-1393

E-Mail: soconnell@nixonpeabody.com

                        September 13, 2004

FACSIMILE, E-MAIL AND CERTIFIED MAIL

RETURN RECEIPT REQUESTED

Nick Hartley

Chairman

Stelmar Shipping Ltd.

Status Center, 2A Areos Street

Vouliagmeni 16671 Athens

Greece

RE:	Demand for Corrective Action

Dear Mr. Hartley:

This firm represents Stelshi Holding Ltd., and its sole shareholder Stelios Haji-Ioannou (“Stelios”)(collectively “Stelshi”), in their capacity as Shareholder of Stelmar Shipping Ltd. (the “Company”). Recent actions by officers and directors of the Company have denied or removed from all shareholders rights provided under the Company’s Articles of Incorporation, the Liberian Business Corporation Act and the securities laws of the United States. These actions are, in a word, outrageous, and are calculated to prevent shareholders from taking necessary action against egregious examples of mismanagement and unlawful conduct. Pursuant to Section 7.16.3 of the Liberian Business Corporation Act (the “Act”), Stelshi hereby makes demand on the Board of Directors and the Officers of the Company to take immediate corrective action as detailed below in order to avoid the commencement of a shareholders’ action.

As you know, in February, 2004, the Audit Committee learned from its independent auditors that Chief Executive Officer Peter Goodfellow and Chief Financial Officer Stamatis Molaris took non-interest bearing loans from the Company in violation of Section 6.12 of the Act and Section 402 of the Sarbanes-Oxley Act of 2002. The Act states in relevant part as follows:

A Loan shall not be made by a corporation to any director unless it is authorized by vote of the shareholders… A loan made in violation of this section shall be a violation of the duty to the corporation of the directors approving it…

At no time did the Company or the Board of Directors bring these unlawful loans to the attention of the shareholders for approval. Stelios directly and through George Karageorgiou, expressed to you his extreme displeasure and lack of confidence and trust in management. Stelios asked Mr. Karageorgiou to resign from the Board in protest over the way in which the Board and management dealt with these improper loans—a fact that was never properly disclosed to shareholders. Stelios also indicated Stelshi’s intention to vote its shares against the re-appointment of Mr. Molaris as a director at the forthcoming annual shareholder meeting.

Following Stelios’ sharp criticisms, management and the Board of Directors took improper action which was calculated to prevent shareholders from voting against management and which permitted Peter Goodfellow and Stamatis Molaris to trade on material non-public information concerning shareholder discontent with management. Measured by any applicable legal standard, this conduct is improper.

The applicable facts are as follows:

•	On February 17, 2004, Stelios informed the entire Board of Directors that how he would vote the Stelshi shares at the annual shareholder meeting turned on how the Board dealt with the improper loans to Goodfellow and Molaris;

•	On March 10, 2004, George Karageorgiou informed you (and you shared with the Board) that Stelios and his family had lost trust and confidence in management and that the penalties imposed for the improper loans were not sufficiently strict;

•	On March 18, 2004, Stelios informed the entire Board of Directors that he had instructed George Karageorgiou to resign from the Board in protest of the handling of improper loans to Goodfellow and Molaris;

•	On March 26, 2004, the Company issued a Notice of Annual Meeting of Shareholders to occur on April 20, 2004 which contained a disclosure of the improper loans that failed to detail the objections expressed by George Karageorgiou and his subsequent resignation from the Board over the handling of this issues;

•	On April 20, 2004, the Company failed to attain the required quorum and so no legal action of the shareholders was taken. This occurred despite repeated efforts to secure the participation of Stelios—the Company’s founder - and his relatives;

•	On April 22, 2004, the Company purportedly issued a notice to shareholders indicating that the annual meeting had been adjourned until May 19, 2004 for lack of a quorum. This notice, however, failed to comply with the notice requirements contained in Section H of Articles of Incorporation, Article II, Section 4 of the ByLaws (as Adopted September 15, 2003) or Section 7.2 of the Act. Stelios did not receive this notice until June 15, 2004. The Form 6-K disclosing this adjourned meeting was not filed with the SEC until June 16, 2004, a day after Stelios notified the Company of the deficiencies with the mailed notice. Thus, the Company not only failed to mail timely notice to shareholders, it failed to make timely public disclosure of the adjourned meeting. Further, the meeting notice failed to contain an adequate disclosure of the improper loans, Stelios’ complaints to the Company regarding the same or the circumstances under which George Karageorgiou resigned from the Board;

•	On April 23, 2004, Mr. Goodfellow and Mr. Molaris filed Forms 144 with the SEC indicating an intention to sell shares with an estimated selling price of $2,121,000 and $1,117,060, respectively. This was at a time when the Board knew of the intentions of Stelios to vote against management at the meeting and the likely consequences on the stock resulting from such a vote. This was also at a time when Stelios informed the Board that he believed it possessed material non-public information and that he would not trade in the stock until proper disclosures were made by the Company;

•	Despite numerous calls and a meeting on May 18, 2004 with Stelios in London concerning the proposed OMI transaction, at no time did you inform him that the shareholder meeting had been adjourned to the very next day in New York;

•	On June 1, 2004, the Company filed a Form 6-K with the SEC indicating that the Board of Directors purported to have amended and restated the Company’s ByLaws to remove certain rights held by shareholders. Among other things, these ByLaw changes attempt to deny: (1) the calling of an annual meeting by shareholders with more than 10% of the outstanding stock; (2) the calling of a special meeting by shareholders with more than 10% of the outstanding stock; (3) action by written consent in lieu of meeting; and (4) action by shareholders to fill vacancies on the Board.

Stelshi demands pursuant to Section 7.1 of the Act that the Board of Directors take immediate action to re-schedule the adjourned meeting and to provide the required notice of the new date and time to all shareholders.

Stelshi makes further demand that the Board of Directors add to the existing agenda of the annual shareholder meeting the questions as to whether Messrs Goodfellow and Molaris should be removed for cause pursuant to Section 6.7.1 of the Act for the unlawful loans made in violation of Section 6.12 of the Act and Section 402 of the Sarbanes-Oxley Act of 2002.

Stelshi makes further demand that the Board of Directors repeal each of the changes made to the ByLaws on May 27, 2004. The purported amendments are invalid attempts to impede the shareholders’ vote protected under the Articles of Incorporation, the ByLaws and Liberian law. As such, the Board of Directors breached its duty of loyalty to the Company’s shareholders by attempting to significantly alter shareholder voting rights to the detriment of shareholders and intentionally thwarting the effective exercise of shareholders’ voting franchise. Consequently, the purported amendments should be set aside. Alternatively, the shareholders should be given their franchise rights under the Articles of Incorporation, ByLaws and Liberian law to vote to repeal any or all of these recent changes at the re-scheduled shareholder meeting.

If a new notice with these additions is not received within five business days of this demand, Stelshi intends to provide such notice to shareholders for a special meeting to be held as soon as practicable. Under separate cover, I understand that Stelphi Holdings Ltd.- which owns in excess of ten percent of the outstanding shares— demands pursuant to Section 7.1 of the Act that a meeting of shareholders be convened as soon as practicable. Stelshi joins in this demand.

Stelshi reserves all of its rights and remedies to proceed either in the name of the corporation in a derivative action or in its own name against all those responsible for this egregious, improper and unlawful conduct.

Very truly yours,
/s/ W. Scott O’Connell
W. Scott O’Connell

cc:	Stelios Haji-Ioannou
Peter Goodfellow, CEO and Director
Stamatis Molaris, CFO and Director
Thomas Amonett, Director
Terence Coghlin, Director
Ray Miles, Director
Eileen Kamerick, Director
Olga Lambrianidou, Corporate Secretary